Exhibit 99.1

Seven Oaks Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on February 10, 2021

NEW YORK, February 9, 2021 – Seven Oaks Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 25,875,000 units completed on December 22, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on February 10, 2021. Any units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SVOKU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “SVOK” and “SVOKW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Seven Oaks Acquisition Corp.

Seven Oaks Acquisition Corp. is a special purpose acquisition company formed for the purpose of entering into a business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search on companies with strong Environmental, Social and Governance practices or the ability to materially improve such practices.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from JonesTrading Institutional Services LLC by e-mailing syndicate@jonestrading.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Website:

sevenoaksacquisition.com

Contact:

Drew Pearson

drew@sevenoaksacquisition.com